Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 and Prospectus of Rubicon Technologies, Inc., of our report dated March 22, 2023, with respect to our audits of the consolidated financial statements of Rubicon Technologies, Inc. and subsidiaries as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

April 14, 2023